Exhibit 5.1

                                       February 1, 1999



NBTY, Inc.
90 Orville Drive
Bohemia, New York 11716

            RE:  REGISTRATION STATEMENT ON FORM S-8 UNDER
                 THE SECURITIES ACT OF 1933, AS AMENDED

Gentlemen:

      In my capacity as counsel to NBTY, Inc. a Delaware Corporation (the "Company"), I have been asked to render this opinion in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering 3,976,000 shares of Common Stock (the "Stock").

      In connection, I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Registration Statement, as amended, corporate proceedings of the Company relating to the issuance of the Stock, and such other instruments and documents as I have deemed relevant under the circumstances.

      In making the aforesaid examinations, I have assumed the genuineness of all signatures and conformity to original documents of all copies furnished to me as photostatic copies. I have also assumed that the corporate records furnished to be me by the Company included all corporate proceedings taken by the Company to date.

      Based upon the foregoing, I am of the opinion that:

      The Stock has been duly and validly authorized and, when issued and paid for as described in the Registration Statement, will be duly and validly issued, fully paid and nonassessable shares of Common Stock of the Company.

      I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement.


                                       Yours very truly,

                                       /s/ Michael C. Duban

                                       Michael C. Duban